SUPPLEMENTAL RETIREMENT BENEFIT AND LIFE
                     	INSURANCE AGREEMENT

          	THIS AGREEMENT, made and entered into this l9th day of February, 1988, by and between POTLATCH
   CORPORATION, a Delaware corporation (hereafter referred to as "Potlatch") and RICHARD B. MADDEN (hereafter referred to as "Madden"):

          	Whereas the parties hereto have heretofore been parties to an employment agreement that they now desire to terminate; and

           Whereas coincident with the termination of such agreement Madden will become a participant in the Potlatch Corporation Severance Program for Executive Employees, which provides severance benefits upon the occurrence of the same events that triggered the payment of severance benefits under the prior employment agreement; and

          	Whereas the employment agreement contains provi-sions regarding supplemental retirement benefits and life insurance that are to continue in effect and the parties hereto wish to record the terms of such provisions:

          	N o w, T h e r e f o r e, the parties hereto agree as follows:


                                                            Exhibit (10)(e)

           1.	Supplemental Retirement Benefits.

          	(a)	Amount. Upon the termination of Madden's
   employment with Potlatch, Potlatch shall pay to Madden, as supplemental retirement compensation, the amount by which the retirement benefits payable to Madden under the Potlatch Corporation Salaried Employees' Retirement Plan (the "Retirement Plan") are less than the benefits that would be payable to Madden under the Plan if the Plan provided:

          	(i)	Retirement at or after age 60, without
      reduction of benefits;

         	(ii)	Retirement prior to age 60, with a
      reduction of benefits equal to five percent multi-plied by the number of years (and any fraction thereof) by which Madden is less than age 60 at the time benefits commence;

        	(iii)	Recognition of any Management Perfor-
      mance Award Plan awards payable with respect to award years 1987 and thereafter that Madden has elected to defer as if they had been paid cur-rently and constituted "Earnings" for purposes of calculating Madden's Basic Benefit under Sec-tion 4(a) of the Retirement Plan;


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
         	(iv) Recognition of Madden's prior service with Mobil Oil Corporation or any of its subsid-iaries or affiliates as if it were service with Potlatch;

          	(v)	Recognition of the period, if any, prior
      to April 27, 1989, with respect to which Madden receives benefits under the Potlatch Corporation
      Severance Program for Executive Employees as if it were service with Potlatch; and

         	(vi)	That benefits thereunder are payable
      without regard to the benefit limitations imposed on qualified plans by sections 401(a)(17) and 415 of the Internal Revenue Code of 1986.

 The foregoing notwithstanding, the amount payable by Potlatch to Madden pursuant to this Section 1 shall be reduced by the amount of retirement benefits payable to Madden pursuant to the retirement plan of Mobil Oil Corporation (the "Mobil Benefit"). For this purpose, the Mobil Benefit shall be converted to the same form and time of payment as the sup-plemental retirement compensation is payable to Madden hereunder, using the actuarial assumptions appropriate to similar conversions under the Retirement Plan.


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
          	(b) Form and Time of Commencement of Payment. Madden's supplemental retirement benefits payable under the Agreement shall be paid in the form of a straight life annuity commencing on the date his benefits are payable under the Retirement Plan.

          	(c)	Effect of Madden's Death Following Termina-
 tion of Service or While Employed After Normal Retirement
 Date. In the event of Madden's death following the termina-tion of his service with Potlatch or while employed by Potlatch after his "normal retirement date" (as determined pursuant to the Retirement Plan), his surviving spouse shall be entitled to supplemental retirement benefits for life, provided that she and Madden had been married for a continu-ous period of at least five years immediately prior to Madden's death. The supplemental retirement benefits pay-able to Madden's surviving spouse under this Section l(c) shall be a monthly benefit equal to 50% of the amount of monthly supplemental retirement compensation payable to Madden hereunder at the time of his death plus the differ-ence between the amount of the Survivor's Pension, if any, payable to her pursuant to Section 20 of the Retirement Plan and the amount of the Survivor's Pension that would be payable to her under the Retirement Plan if: (i) such Plan recognized all non-deferred awards payable under the Management Performance Award Plan for award years 1987 and


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
 thereafter as "Earnings" for purposes of calculating the Survivor's Pension and (ii) such Plan permitted such nondeferred awards to be taken into consideration as "Earnings" for purposes of calculating both the Basic Benefit under Section 4(a) and the Survivor's Pension under Section 20 of the Retirement Plan. If Madden's surviving spouse is more than five years younger than Madden, the amount of supplemental retirement compensation shall be reduced to an actuarial equivalent on the basis applicable to adjustments made pursuant to Section 20(d) of the Retirement Plan.

          	(d) Effect of Madden's Death While Employed Prior to Normal Retirement Date. In the event of Madder's death while employed by Potlatch prior to his "normal retirement date" (as determined pursuant to the Retirement Plan), his surviving spouse shall be entitled to supplemental retirement benefits for life. The supplemental retirement benefit payable to Madden's surviving spouse under this Section l(d) shall be a monthly benefit equal to the amount of monthly supplemental retirement benefit that would be payable to the surviving spouse hereunder if: (i) Madden's employment had terminated and he had commenced receiving supplemental compensation hereunder in the form of a straight life annuity on the day before he died and (ii) Madden and his surviving spouse had been married for a continuous period of at least five years immediately prior to Madden's death.



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
            2. Supplemental Life Insurance Benefits.

           	(a)	Amount. On or before June 1 of each year until
 Madden attains age 75, Potlatch shall pay to Madden an amount equal to the annual cost of providing an individual annual renewable term policy issued by Executive Life Insurance Company
 (or any other mutually agreed upon insurer) in the face amount of $250,000. The payments under this Section 2 shall not be deemed to be part of Madden's base compensation for any purpose and Potlatch's obligation to make such payments shall terminate upon the occurrence of any of the events described in (b) below.

           	(b)	Termination of Potlatch's Obligation.
 Potlatch's obligation to make the payments described in this
 Section 2 shall terminate upon the first to occur of any of the following events:

           	(i)	Madden's marriage to Joan F. Madden is
       terminated by her death or otherwise;

          	(ii) Before attaining age 62, Madden voluntarily resigns employment with Potlatch (or any successor thereto) except under circumstances described in
       Section 4(a)(iii) or (iv) of the Potlatch Corporation
       Severance Program for


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
       Executive Employees and within twelve (12) months following such resignation assumes or accepts a position as a senior executive in a corporation that is organized for profit and has annual sales or revenues in excess of $250 million; or

         	(iii)	Madden engages as an owner or employee in a
       business whose principal activities are in competition with Potlatch or uses skills or information acquired at Potlatch relating to Potlatch business to assist others to compete with Potlatch.

           	3.	Recognition of Prior Service for Certain Purposes.
 Madden's prior service with Mobil Oil Corporation or any of its subsidiaries or affiliates shall be recognized as service with Potlatch for purposes of all of Potlatch's employee benefit plans and programs other than plans that are qualified under section
 401(a) of the Internal Revenue Code of 1986, as amended.

           	4.	Nonassignability. No right or benefit under this
 Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.

           	5. Arbitration. It is understood and agreed that any dispute, controversy, or question arising under this Agreement shall be referred for decision by arbitration in San Francisco, California, by an arbitrator selected by the parties hereto. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such an Arbitrator within thirty (30) days after either party has given the other party written notice of its desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for the appointment of an arbitrator or, if such Association is not then in existence or does not desire to act in the matter, either party may apply to the Presiding Judge of the Superior Court of the City and County of San Francisco, State of California, for the appointment of an arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. The compensation and expenses of such Arbitrator shall be borne equally by the parties hereto.

           	Arbitration shall be the exclusive remedy for the settlement of disputes arising under this Agreement or for the breach thereof. The decision of the Arbitrator shall be


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
 final, conclusive, and binding on all interested persons and no action at law or in equity shall be instituted by either party other than to enforce the award of the Arbitrator.

           	6.	Entire Agreement; Amendments in Writing. This
 Agreement contains the entire agreement between Potlatch and Madden on the subject matter contained herein and supersedes all prior agreements, understandings or commitments on this subject, whether oral or written, including, but without limitation, that certain Employment Agreement between Potlatch and Madden dated March 29, 1971, as subsequently amended, that certain Employment Agreement between Potlatch and Madden dated February 21, 1975, as subsequently amended, that certain Employment Agreement between Potlatch and Madden dated February 20, 1976, as subsequently amended, and that certain Employment Agreement between Potlatch and Madden dated March 1, 1981, as subsequently amended. No amendments, modifications, or supplements to this Agreement may be made except by a writing signed by both Potlatch and Madden.

           	7.	Governing Law. This Agreement shall be interpreted
 under and pursuant to the law of the State of California.

	           8.	Binding Effect. This Agreement shall be binding upon
 the heirs, executors, and administrators of Madden and the successors and assigns of Potlatch.

            9.	Communications. All communications and notices
 pertaining to this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed with postage prepaid and addressed:

            (a)	If to Potlatch, to:

                Potlatch Corporation
                One Maritime Plaza
                San Francisco, CA 94111

                Attention: Secretary

            (b) If to Madden, to:

                P. O. Box 1153
                Newell Road
                Ross, CA 94957

           	IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed the day and year first above written, and Mr. F. T. Weyerhaeuser has



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
 affixed his signature pursuant to authority granted by the Board of Directors of Potlatch.

                                       POTLATCH CORPORATION

                                       By /s/F. T. Weyerhaeuser
                                          F. T. Weyerhaeuser, Chairman
                                          Executive Compensation and
                                          Personnel Policies Committee



                                          /s/Richard B. Madden

                    AMENDMENT TO EMPLOYMENT AGREEMENT

        	THIS AMENDMENT, entered into as of the first day of January, 1992, by and between POTLATCH CORPORATION, a Delaware corporation ("Potlatch") and RICHARD B. MADDEN
    ("Madden"),

                         W I T N E S S E T H:

        	WHEREAS, Potlatch and Madden have entered into an employment agreement dated as of February 19, 1988 (the
    "Agreement"); and

        	WHEREAS, the Agreement contains provisions regarding supplemental retirement benefits, and Potlatch and Madden desire to amend such provisions:

        	NOW, THEREFORE, Potlatch and Madden agree that subsec-tions 1(a)(i) through (vi) of the Agreement shall be replaced by the following:

             	(i)	Recognition of any Management Performance Award
         Plan ("MPAP") awards payable with respect to award years
         1987 and thereafter that Madden has elected to defer as if they had been paid currently;

            	(ii)	That the average percentage under the MPAP which
         was recognized in Madden's "Average Monthly Earning" had been 100% of the "Standard Bonus;"

           	(iii)	Recognition of Madden's prior service with Mobil
         Oil Corporation or any of its subsidiaries or affiliates as if it were service with Potlatch; and

            	(iv)	That benefits thereunder are payable without
         regard to the benefit limitations imposed on qualified plans by sections 401(a)(17) and 415 of the Internal
         Revenue Code of 1986.

        	IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Employment Agreement to be executed as of the first day of January, 1992.

                                            	POTLATCH CORPORATION


                                             By /s/ F. T. WEYERHAEUSER


                                               /s/Richard B Madden
                                               Richard B. Madden